Exhibit 19.1

INMED PHARMACEUTICALS INC.

(“InMed” or the “Company”)

INSIDER TRADING POLICY

During the course of your relationship as a director, officer or employee of the Company, its subsidiaries and their affiliates, you may receive material information that is not yet publicly available about the Company or about publicly-traded companies with which the Company has business dealings. Because of your access to this information, you may be in a position to profit financially by buying or selling or in some other way dealing in the Company’s shares or shares of another publicly-traded company, or to disclose such information to a third party who does so (i.e. “tipping”) or recommending or encouraging another person to enter into a transaction involving a security of the Company while aware of such information (i.e. “recommending”). The Company has adopted this policy to oversee trades in its securities, and the guidelines contained herein will help to ensure that all directors, officers and employees are aware of and comply with their legal obligations and the Company’s policy with respect to trading in the Company’s securities.

This policy should be read in conjunction with the Company’s Corporate Disclosure Policy.

I.	General Rule Against Insider Trading, Tipping and Recommending

(a)	Insider Trading. It is illegal for persons with knowledge of material non-public information affecting the Company that has not been generally disclosed, to buy or sell securities of the Company.

(b)	Tipping. It is illegal for persons to inform (“tip”) any other person of material non-public information affecting the Company that has not been generally disclosed, except to the extent expressly permitted by law.

(c)	Recommending. It is illegal for persons to recommend or encourage (“recommend”) another person to enter into a transaction involving a security of the Company or a related financial instrument of a security of the Company, if the person is aware of material non-public information with respect to the Company that has not been generally disclosed.

II.	Persons Subject to this Policy

Anyone who owes a duty of trust or confidence, directly, indirectly, or derivatively, to the Company or its shareholders is subject to this policy and to the prohibitions against insider trading, tipping and recommending of securities of the Company as those prohibitions are contained in applicable securities laws Persons and entities who are subject to this policy include (but are not limited to):

(a)	insiders such as directors, officers, employees, agents and consultants of the Company;

(b)	family members who reside with an insider, anyone else who lives in an insider’s household, and any family members who do not live in an insider’s household but whose transactions in the Company’s securities are directed by an insider or are subject to an insider’s influence or control (such as parents or children who consult with an insider before they trade in the Company’s securities);

(c)	entities that an insider or members of an insider’s family or household influence or control;

(d)	any person or company that owns or controls, directly or indirectly, more than 10% of the voting rights of the outstanding voting securities of the Company; and

(e)	anyone (a “tippee”) who learns of material non-public information regarding the Company from someone that the tippee knows or should know is a person subject to this policy.

Persons and entities subject to this policy are referred to as “Covered Persons.” The definition is very broad and captures a potentially infinite chain of tippees. If you are a director, officer, employee agent or consultant of the Company, you are responsible for making sure that any transaction in the Company’s securities by a related person or entity complies with this policy.

III.	“Material Information”

Material information is any information relating to the business and affairs of the Company that either (i) results in, or would reasonably be expected to result in, a significant change in the market price or value of any of the Company’s securities, or (ii) a reasonable person would consider important when deciding whether to buy or sell securities of the Company. The following is a non-exhaustive list of examples of information that could potentially be material:

(a)	changes in share ownership that may affect control of the Company;

(b)	a major reorganization of the Company or an amalgamation or merger of the Company with another company;

(c)	a takeover bid, issuer bid or insider bid;

(d)	a planned split or consolidation of the Company’s common shares;

(e)	a material modification to rights of the Company’s securityholders;

(f)	a significant increase or decrease in the Company’s near-term earnings prospects;

(g)	any development that affects the Company’s resources, technology, products or markets;

(h)	significant new contracts, products, discoveries, patents or services or significant losses of contracts or business; or

(i)	significant acquisitions or dispositions of assets, property or joint venture interests.

IV.	“Non-Public Information”

Information is “non-public” if it is not generally known or available to the public. Information may be non-public even though it is widely known within the Company. Release of information to a few members of the public or to the media does not immediately mean the information has become publicly available. Information is considered to be available to the public only when it has been released broadly to the marketplace or disseminated in a manner designed to reach investors generally (such as by a press release or a securities filing) and the investing public has had time to absorb and evaluate it. Ordinarily, information should not be considered public until the end of the second trading day has passed following its formal release to the market. For example, if the Company announces earnings before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the Nasdaq or TSX market on Thursday (assuming you are not aware of other material non-public information at that time).

V.	The “Necessary Course of Business” Exception

The “necessary course of business” exception is a limited one and exists so as not to unduly interfere with the Company’s ordinary business activities, and at all times is also subject to compliance with laws and regulations regarding selective disclosure, such as the SEC’s Regulation FD (in Appendix A). The exception is meant to permit communications required to be made to further the business purposes of the Company. However, under no circumstance does this exception permit trading in the Company’s securities while a person is aware of material non-public information. Communications in the necessary course of business can include, but are not limited to, communications with:

(a)	vendors, suppliers or strategic partners on issues such as research and development, sales and marketing and supply contracts;

(b)	other directors, officers and employees;

(c)	lenders, legal counsel, auditors, underwriters, financial and other professional advisors to the Company;

(d)	parties to negotiations; and

(e)	government agencies and non-governmental regulators.

VI.	Specific Restrictions on Trading, Tipping and Recommending Securities of the Company

(a)	Prohibited Use of Material Non-Public Information About the Company. Covered Persons are prohibited from informing any other person of material non-public information affecting the Company (except to the extent permitted by law or as necessary to comply with this policy), and from trading securities of the Company until the material non-public information has been generally disclosed by press release and a reasonable period of time (usually two full trading days) has passed for the information to be widely disseminated.

(b)	Prohibited Use of Material Non-Public Information About a Counterparty. The prohibition on insider trading, tipping and recommending also applies to anyone who has knowledge of material non-public information about a counterparty with which the Company is negotiating, or plans to negotiate, a business transaction that has not been generally disclosed. Covered Persons are prohibited from informing any other person of material non-public information affecting the counterparty (except to the extent permitted by law or as necessary to comply with this policy), and from trading securities of the counterparty, until the material information has been generally disclosed by press release and a reasonable period of time (usually two full trading days) has passed for the information to be widely disseminated.

(c)	Prohibited Communications. Covered Persons are prohibited from discussing material non-public information about the Company with anyone outside the Company. This prohibition covers spouses, family members, friends, business associates, or persons with whom we are doing business (except to the extent that such discussion is permitted by law or is necessary for compliance with this policy). You may not participate in “chat rooms” or “blogs” or other electronic discussion forums concerning the activities of the Company or other companies with which the Company does business, even if you do so anonymously. You may never recommend to another person that he or she buy or sell shares or other securities of the Company.

(d)	Stock Options. This prohibition applies to sales of the underlying stock, including broker-assisted cashless exercises of options and any other sales for the purpose of generating the cash needed to cover the costs of an exercise of stock options or similar share compensation awards. The issuance and exercise of stock options or similar share compensation awards are not prohibited under this policy if the exercise price is paid in cash or through the Company withholding a portion of the shares underlying the options. Similarly, the Company may withhold underlying shares to satisfy tax withholding requirements. .

(e)	Restricted Stock or Settlement of Restricted Stock Units. The prohibition applies to any open market sale of vested shares, including to satisfy tax liabilities. The prohibitions in this policy do not apply to the automatic deduction of shares by the Company from restricted stock to satisfy the minimum statutory tax withholding liability upon the vesting of restricted stock.

(f)	10b5-1 Plans. The prohibitions in this policy do apply to the establishment of 10b5-1 Plans, or equivalent plans, but do not apply to trades made pursuant to a valid “10b5-1 Plan” approved by the Company as described below.

(g)	Benefit Plans and Investments. The prohibitions in this policy cover transactions in the Company’s securities under the Company’s 401(k) plan, deferred compensation plan, employee stock purchase plan and other benefit plans, if any, where you control the amount or timing of the transaction, including initial enrollment; changes in the amounts applied to purchase Company securities; intra-plan transfers into our out of any investment in Company securities; elections to borrow money against an account, if the loan could result in a liquidation of some or all of your investment in Company securities; and elections to prepay a loan in your account if the prepayment will result in a change in your investment in Company securities.

This prohibition does not apply to regularly scheduled purchases of Company securities in the benefit plans funded by periodic contributions to the plans pursuant to payroll deductions or company contributions. However, directors, officers and employees should notify the Chief Financial Officer of these transactions, to confirm whether there are applicable reporting requirements. Transactions in mutual funds that are invested in Company securities are not transactions subject to this policy.

(h)	Gifts. Gifts of Company securities by directors, officers and certain other persons identified by the Chief Financial Officer as being in a role that makes it likely such person will have involvement with material non-public information are subject to pre-clearance.

(i)	Derivatives, Options and Warrants. Buying and selling derivatives (whether issued by the Company or a third party), options, warrants, rights and similar securities are trades in securities for purposes of the insider trading and tipping prohibitions.

(j)	Speculating in Securities. Directors, officers, and employees of the Company shall not:

(i)	short-sell securities of the Company or its affiliates (i.e., sell securities that they do not yet own), except in limited circumstances permitted by corporate and securities laws; and

(ii)	buy put options, or sell call options, on securities of the Company or its affiliates.

VII.	Blackout Periods

(a)	Scheduled Blackout Periods. Directors, officers and certain other persons identified by the Chief Financial Officer as being in a role that makes it likely such person will have involvement with material non-public information may not trade in the Company’s securities when quarterly and annual financial statements are being prepared and released. These blackout periods shall commence on the last day of each fiscal quarter and end at the close of business on the second full trading day following the issuance of a press release generally disclosing the quarterly or annual results.

(b)	Business Milestones. The board of directors, Chief Executive Officer or the Chief Financial Officer will announce from time to time the dates of, and persons subject to, any blackout periods, generally commencing on or about the date when important news, such as clinical trial results or strategic alliances, becomes known within the Company and ending at the close of business on the second full trading day following the date of the relevant press release.

(c)	Unscheduled Pending Corporate Developments. Blackout periods may be recommended from time to time for prescribed periods by the board of directors, Chief Executive Officer or the Chief Financial Officer because of an unscheduled pending corporate development.

Notwithstanding any of the restrictions placed on trading during blackout periods, the Chief Financial Officer may waive the prohibitions on trading contained in this section in exceptional circumstances, provided that the Covered Person seeking the waiver does not possess any material non-public information regarding the Company and that such waiver would not violate any applicable securities laws. The Chief Financial Officer will promptly report any such waivers to the Chair of the Corporate Governance and Nominating Committee.

VIII.	Pre-Clearance of Trades

To protect the reputation of the Company and avoid the appearance of impropriety, all directors and officers of the Company must pre-clear all proposed trades in the Company’s securities (including the exercise of stock options or other similar share compensation awards) to determine whether there is any pending material non-public information about the Company that has not been generally disclosed by press release that would preclude the trade. Such clearance must be sought from the Chief Financial Officer.

The Chief Financial Officer may from time to time require other employees of the Company who have access to material non-public information to pre-clear proposed trades in the Company’s securities.

IX.	Automatic Securities Disposition And Automatic Securities Purchase Plans

Rule 10b5-1(c) under the United States Securities Exchange Act of 1934 permits corporate insiders to establish a written trading plan (commonly referred to as a “10b5-1 Plan”) at a time when the insider is not in possession of material non-public information.

In Canada such plans are referred to as either an automatic securities disposition plan, a pre-arranged structured sales plan or an automatic securities purchase plan. For purposes of this policy, a “10b5-1 Plan” includes all such plans.

Where a valid 10b5-1 Plan has been established, trades executed as specified by the 10b5-1 Plan do not violate the securities laws or this policy even if the insider is in possession of material non-public information at the time the trade is executed. Trades executed as specified by the 10b5-1 Plan are not subject to the blackout or pre-clearance requirements.

To qualify as a 10b5-1 Plan for purposes of this policy:

a)	The 10b5-1 Plan must be approved in writing in advance by the Chief Financial Officer.

b)	Please allow at least five business days for that written approval, and then prohibit transactions for at least 30 days after the plan is adopted. You may not have more than one 10b5-1 Plan in effect at the same time.

c)	At the time of entry into the 10b5-1 Plan, in the case of plans that have not been established by the Company, the insider provides the broker with a certificate from the Company confirming that the Company is aware of the plan and certifying that, to the best of its knowledge, the insider is not in possession of material undisclosed information about the issuer.

d)	Once the 10b5-1 Plan is adopted, you must not exercise any influence of the amount of securities to be traded, the price at which securities are to be traded or the dates of trades. The 10b5-1 Plan must be in writing and must either specify the amount, pricing and timing of transactions (formulae are acceptable) or delegate discretion on these matters to an independent third party.
e)	One of the factors that the Chief Financial Officer may consider in whether to approve a 10b5-1 Plan is compliance with the Company’s applicable stock ownership guidelines for directors and officers.

You may only amend, suspend or terminate your 10b5-1 Plan before its expiration date: i) outside of a blackout period; ii) when you are otherwise not aware of material non-public information; and iii) following notification to the Company at least 30 days prior to any amendment, suspension or termination.

These pre-planned trading programs are available only to directors and officers and anyone that may be designated from time to time by the Chief Financial Officer. The Company reserves the right to disapprove any submitted 10b5-1 Plan.

X.	Insider Reports

Subject to any applicable exceptions, insider reports must be filed by all insiders (which includes directors and officers) of the Company under securities laws to report the ownership of, and trades in, securities of the Company (including i) the issuance and exercise of stock options or similar share compensation awards and ii) trades under a 10b5-1 Plan). It is the insider’s, and not the Company’s, responsibility to file insider reports when required (and to comply with any laws and regulations applicable to trading by Company insiders, such as, without limitation, the short-swing profit trading rules applicable under Section 16 of the United States Securities Exchange Act of 1934 and the rules adopted thereunder. The filing of an insider report does not relieve the insider from any other responsibility under this policy.

XI.	Disciplinary Action

Directors, officers, employees, consultants and agents of the Company who violate this policy will be subject to disciplinary action by the Company. The type of disciplinary action will be dependent on the nature of the violation and may result in:

(a)	the immediate suspension or dismissal of those individuals concerned, if applicable; and/or

(b)	the Company reporting those individuals concerned to securities enforcement authorities, which could lead to civil and/or criminal sanctions.

XII.	Survival of Policy

This policy continues to apply to your transactions in the Company’s securities even after your employment or directorship with the Company has terminated. Specifically, if you are in possession of material non-public information when your employment or directorship terminates, you may not trade in the Company’s securities until three business days after such information has become public or is no longer material.

XIII.	Potential Civil and Criminal Sanctions

The consequences of prohibited insider trading, tipping or a failure to file an insider report where required on a timely basis can be severe and may include dismissal, fines, and criminal sanctions.

XIV.	Enforcement

The Chief Financial Officer shall approve and monitor the trading activity of all Covered Persons and any questions related to trading or this policy should be directed to the Chief Financial Officer. The Chief Executive Officer shall approve and monitor the trading activity of the Chief Financial Officer.

These Terms were adopted by the Board on April 22, 2020.

Appendix A

Regulation FD

§ 243.100 General rule regarding selective disclosure.

(a) Whenever an issuer, or any person acting on its behalf, discloses any material nonpublic information regarding that issuer or its securities to any person described in paragraph (b)(1) of this section, the issuer shall make public disclosure of that information as provided in § 243.101(e):

(1)	Simultaneously, in the case of an intentional disclosure; and

(2)	Promptly, in the case of a non-intentional disclosure.

(b)

(1)	Except as provided in paragraph (b)(2) of this section, paragraph (a) of this section shall apply to a disclosure made to any person outside the issuer:

(i) Who is a broker or dealer, or a person associated with a broker or dealer, as those terms are defined in Section 3(a) of the Securities Exchange Act of 1934 (15 U.S.C. 78c(a));

(ii) Who is an investment adviser, as that term is defined in Section 202(a)(11) of the Investment Advisers Act of 1940 (15 U.S.C. 80b-2(a)(11)); an institutional investment manager, as that term is defined in Section 13(f)(6) of the Securities Exchange Act of 1934 (15 U.S.C. 78m(f)(6)), that filed a report on Form 13F (17 CFR 249.325) with the Commission for the most recent quarter ended prior to the date of the disclosure; or a person associated with either of the foregoing. For purposes of this paragraph, a “person associated with an investment adviser or institutional investment manager” has the meaning set forth in Section 202(a)(17) of the Investment Advisers Act of 1940 (15 U.S.C. 80b-2(a)(17)), assuming for these purposes that an institutional investment manager is an investment adviser;

(iii) Who is an investment company, as defined in Section 3 of the Investment Company Act of 1940 (15 U.S.C. 80a-3), or who would be an investment company but for Section 3(c)(1) (15 U.S.C. 80a-3(c)(1)) or Section 3(c)(7) (15 U.S.C. 80a-3(c)(7)) thereof, or an affiliated person of either of the foregoing. For purposes of this paragraph, “ affiliated person” means only those persons described in Section 2(a)(3)(C), (D), (E), and (F) of the Investment Company Act of 1940 (15 U.S.C. 80a-2(a)(3)(C), (D), (E), and (F)), assuming for these purposes that a person who would be an investment company but for Section 3(c)(1) (15 U.S.C. 80a-3(c)(1)) or Section 3(c)(7) (15 U.S.C. 80a-3(c)(7)) of the Investment Company Act of 1940 is an investment company; or

(iv) Who is a holder of the issuer’s securities, under circumstances in which it is reasonably foreseeable that the person will purchase or sell the issuer’s securities on the basis of the information.

(2)	Paragraph (a) of this section shall not apply to a disclosure made:

(i) To a person who owes a duty of trust or confidence to the issuer (such as an attorney, investment banker, or accountant);

(ii) To a person who expressly agrees to maintain the disclosed information in confidence;

(iii) In connection with a securities offering registered under the Securities Act, other than an offering of the type described in any of Rule 415(a)(1)(i) through (vi) under the Securities Act (§ 230.415(a)(1)(i) through (vi) of this chapter) (except an offering of the type described in Rule 415(a)(1)(i) under the Securities Act (§ 230.415(a)(1)(i) of this chapter) also involving a registered offering, whether or not underwritten, for capital formation purposes for the account of the issuer (unless the issuer’s offering is being registered for the purpose of evading the requirements of this section)), if the disclosure is by any of the following means:

(A) A registration statement filed under the Securities Act, including a prospectus contained therein;

(B) A free writing prospectus used after filing of the registration statement for the offering or a communication falling within the exception to the definition of prospectus contained in clause (a) of section 2(a)(10) of the Securities Act;

(C) Any other Section 10(b) prospectus;

(D) A notice permitted by Rule 135 under the Securities Act (§ 230.135 of this chapter);

(E) A communication permitted by Rule 134 under the Securities Act (§ 230.134 of this chapter); or

(F) An oral communication made in connection with the registered securities offering after filing of the registration statement for the offering under the Securities Act.

[65 FR 51738, Aug. 24, 2000, as amended at 70 FR 44829, Aug. 3, 2005; 74 FR 63865, Dec. 4, 2009; 75 FR 61051, Oct. 4, 2010; 76 FR 71877, Nov. 21, 2011]